News Release
Andrew Corporation
3 Westbrook Corporate Center, Suite 900, Westchester, IL USA 60 154 Tel: + 1708236 6600 www.andrew.com
ANDREW CORPORATION REPORTS
9% INCREASE IN TOTAL SALES
FOR FIRST QUARTER FISCAL 2006
First Quarter Fiscal 2006 Financial Highlights
•	Wireless Infrastructure sales increased 14% to $486 million

•	Satellite Communications sales decreased 41% to $29 million

•	Gross margin increased to 22.7%

•	Net income was $0.09 per share, including $0.02 per share of significant items

•	Cash flow used in operations was $1.8 million compared to cash flow used in operations of $10.9 million in the prior year quarter

•	Repurchased 1.6 million shares of common stock at an average price of $11.00 per share

•	Entered into additional purchase commitments for copper that cover approximately 90% of estimated fiscal 2006 production requirements
WESTCHESTER, IL, January 26, 2006 — Andrew Corporation, a global leader in communications systems and products, reported total sales of $515 million for its first quarter ended December 31, 2005, up 9% compared to the prior year quarter, and higher than the company’s previous estimate of $480 million to $510 million in total sales.
Wireless Infrastructure sales increased 14% versus the prior year quarter due to global wireless network upgrades and expansion. Satellite Communications sales decreased 41% versus the prior year quarter due to an anticipated decline for certain consumer broadband satellite programs. Total orders increased 6% to $481 million versus the prior year quarter due mainly to a 13% increase in Wireless Infrastructure orders. Total backlog declined 24% to $232 million due mainly to a reduction in E-911 geolocation equipment as network operators satisfy regulatory requirements.
“Demand trends continued to be favorable as wireless operators upgraded and expanded existing networks around the globe,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “Our globally diversified customer base and industry-leading product portfolio enables the company to participate in multi-year build cycles ranging from deployment services to hardware infrastructure to network optimization. New products introduced over the last several quarters for remote electrical tilt (RET) antennas and integrated base station subsystems are generating increased demand from our customers worldwide, capturing market share and expanding our addressable market opportunity.”
First quarter net income was $14.8 million or $0.09 per share, compared to net income of $2.9 million or $0.02 per share in the year ago quarter. First quarter net income included intangible amortization of $5.1 million or $0.02 per share, a tax benefit related to repatriation of foreign earnings of $1.9 million or $0.01 per share and a loss on sale of assets of $1.5 million or $0.01 per share. The prior year quarter included a warranty provision related to a defective component used in certain base station subsystems products of $19.8 million or $0.07 per share, intangible amortization of $7.6 million or $0.03 per share, a favorable tax settlement benefit related to the reversal of previously accrued taxes of $2.6 million or $0.02 per share and restructuring charges of $1.8 million or $0.01 per share.
“Our first quarter results reflect positive operational improvement and a strong financial start to the fiscal year,” said Faison. “We increased gross margin to 22.7% despite significantly lower sales of E-911 geolocation equipment and higher commodity costs. We believe that declining sales of E-911 geolocation equipment have begun to flatten out sequentially and that forward purchase commitments for copper have mitigated the risk of rising copper commodity costs for fiscal 2006. Our filter product line in China delivered record volume shipments in December and we see further operational improvements across the company, which we anticipate will enable us to deliver on our high single-digit to low double-digit operating margin target by the end of fiscal 2006.”
The following table is a summary of certain significant items impacting the comparability of earnings per share amounts for the three months ended December 31, 2005 and December 31, 2004. To calculate the per share impact of items, an underlying effective tax rate on operations of 30.0% and 178 million diluted shares outstanding for the first quarter fiscal 2006 were used and 37.5% and 161 million diluted shares outstanding were used for the first quarter fiscal 2005.

	Three Months Ended
Summary of Significant	December 31,
Items Impacting Results	2005	2004
Intangible amortization	$(0.02)	$(0.03)
Restructuring charges	(0.00)	(0.01)
Loss on sale of assets	(0.01)	—

Sub-total	(0.03)	(0.04)

Repatriation benefit	0.01	—
Tax settlement	—	0.02
Warranty provision	—	(0.07)

Total	$(0.02)	$(0.09)

The top 25 customers represented 68% of sales compared to 69% in the prior quarter and 68% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 38% of sales compared to 37% in the prior quarter and 41% in the year ago quarter. Lucent Technologies was the largest customer for the quarter at 11% of sales, while Cingular Wireless declined to 10% of sales due mainly to a significant decline for E-911 geolocation equipment. Ericsson and Siemens each represented more than 5% of the company’s sales for the quarter.
One Company. A World of Solutions.

RESULTS BY MAJOR REGION AND SEGMENT

	Three Months Ended
	December 31,
			%	%
Sales by Region ($ in millions)	2005	2004	Change	Total
Americas	$298	$254	17	57
Europe, Middle East, Africa (EMEA)	152	158	(4)	30
Asia Pacific	65	62	5	13

Total	$515	$474	9%	100%

Sales in the Americas increased 17% versus the prior year quarter due mainly to growth in North America for Antenna and Cable Products, Base Station Subsystems and Wireless Innovations supporting network upgrades and expansion, partially offset by lower sales of Satellite Communications and Network Solutions. EMEA declined 4% from the prior year quarter due mainly to lower Base Station Subsystem sales in Western Europe and unfavorable foreign currency exchange rates due mainly to a stronger dollar against the euro. Asia Pacific increased 5% versus the prior year quarter due mainly to increased demand in India for Antenna and Cable Products supporting network expansions.

	Three Months Ended
	December 31,
			%	%
Sales by Segment ($ in millions)	2005	2004	Change	Total
Antenna and Cable Products	$291	$232	25	56
Base Station Subsystems	124	117	6	24
Network Solutions	22	35	(37)	4
Wireless Innovations	49	41	20	10
Satellite Communications	29	49	(41)	6

Total	$515	$474	9%	100%

Antenna and Cable Products increased 25% versus the prior year quarter due mainly to significant growth in base station antennas, radio frequency (RF) cable supporting network expansion and coverage requirements, and the inclusion of sales from the acquisition of ATC Tower Services in December 2004. Base Station Subsystems sales increased 6% versus the prior year quarter due mainly to higher power amplifier sales and new product introductions in North America, partially offset by lower overall sales in Western Europe and China. Network Solutions declined 37% versus the prior year quarter due mainly to an anticipated decline in sales of E-911 related geolocation equipment in North America. Wireless Innovations increased 20% due mainly to an increase in operator needs for distributed coverage solutions in North America and Western Europe. Satellite Communications declined 41% due mainly to the company’s planned reduction of involvement in certain consumer broadband satellite programs.
One Company. A World of Solutions.

	Three Months Ended
	December 31,
Operating Income (Loss) by Segment ($ in millions)	2005	2004
Antenna and Cable Products	$42	$38
Base Station Subsystems	3	(24) *
Network Solutions	2	16
Wireless Innovations	9	7
Satellite Communications	(3)	(1)

Sub-Total	$53	$36

Unallocated Sales and Administrative Costs	(26)	(24)
Intangible Amortization	(5)	(8)
Gain (loss) on Sale of Assets	(1)	—

Total Operating Income	$21	$4

*	Includes a $19.8 million warranty provision related to a defective component used in certain base station subsystems products.
Antenna and Cable Products operating income increased due mainly to a 25% increase in segment sales and a modest benefit from the recent price increase on certain cable products, partially offset by higher commodity costs. Base Station Subsystems operating income increased versus the prior year quarter due mainly to a 6% increase in segment sales, a more favorable mix of products and lower filter product line transition costs. The prior year quarter included a $19.8 million warranty provision related to a defective component used in certain base station subsystems products. Network Solutions operating income declined versus the prior year due mainly to a decline for E-911 geolocation product. Geolocation sales declined to $13 million in the first quarter compared to $27 million in the prior quarter and $30 million in the prior year quarter. Wireless Innovations operating income increased versus the prior year quarter due mainly to a 20% increase in segment sales. Satellite Communications operating loss increased versus the prior year quarter due mainly to a 41% decline in segment sales.
FIRST QUARTER FINANCIAL SUMMARY
Gross margin was 22.7%, compared with 22.4% in the prior quarter and 19.2% in the prior year quarter. The prior quarter gross margin included $4.2 million of favorable benefits related to an adjustment of VAT reserves and recoveries from third parties. Excluding these items, gross margin was 21.6% for the prior quarter. The prior year quarter included a $19.8 million warranty provision. Excluding this charge, gross margin was 23.4% in the prior year quarter.
Gross margin, excluding items, increased 110 basis points versus the prior quarter due mainly to a favorable mix within Base Station Subsystems, lower filter product line transition costs and a modest benefit related to a recent price increase on cable products, partially offset by a significant decline in E-911 geolocation sales and increased commodity costs relating to copper.
One Company. A World of Solutions.

The company entered into additional purchase commitments for copper that now cover approximately 57 million pounds or 90% of anticipated fiscal 2006 requirements. The average price paid for copper under commitment is approximately $1.61 per pound.
During the first quarter, the company made further progress towards relocating its filter product line manufacturing, despite a temporary labor disruption at its Shenzhen, China manufacturing facility. The Shenzhen manufacturing facility produced record volume shipments in December and the company believes it is on track to complete the transition by mid-2006.
Research and development expenses were $28.0 million or 5.4% of sales in the first quarter, compared to $26.9 million or 5.7% of sales in the prior year quarter. Research and development expenses increased due mainly to support for new product introductions. Sales and administrative expenses increased to $61.7 million or 12.0% of sales in the first quarter, compared to $51.0 million or 10.8% of sales in the year ago quarter. Sales and administrative expenses increased in absolute dollars and as a percentage of sales due mainly to higher sales, major implementations of global IT systems, compliance costs, the acquisitions of ATC Tower Services in December 2004 and Xenicom in January 2005 and equity based compensation, which includes $1.0 million from the initial impact of stock option expensing.
Intangible amortization decreased to $5.1 million in the first quarter, compared to $7.6 million in the prior year quarter due mainly to a reduction of amortized costs associated with the acquisition of Allen Telecom in July 2003. It is anticipated that total intangible amortization will be approximately $18 million in fiscal 2006, compared to $22 million in fiscal 2005.
Other expense decreased to $2.7 million compared to $3.5 million in the prior year quarter due primarily to foreign exchange gains related to a stronger dollar versus the euro.
The reported tax rate for the first quarter was 19.9%, reflecting an underlying effective tax rate on operations of 30.0% and the recording of a $1.9 million benefit related to repatriation of foreign earnings. During the quarter, the company’s operations benefited from a favorable geographic mix shift of earnings to lower tax jurisdictions and a rate benefit from the permanent reinvestment of earnings in China. The repatriation benefit relates to the approval during the first quarter of a plan to repatriate up to $55 million of qualifying dividends from foreign subsidiaries under the American Jobs Creation Act and the reversal of certain deferred tax liabilities related to the portion of these distributions representing previously undistributed earnings of the company’s Chinese subsidiaries.
Average diluted shares outstanding increased to 178 million compared to 161 million in the prior year quarter due mainly to the accounting effects of outstanding convertible debt. The company repurchased 1.6 million shares of common stock during the quarter at an average price of $11.00 including commissions and fees. The company repurchased 3.2 million shares over the last two quarters and has approximately 9.8 million shares available for repurchase under an existing authorized repurchase program.
One Company. A World of Solutions.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
Cash and cash equivalents were $163 million at December 31, 2005, compared to $189 million at September 30, 2005. Cash and cash equivalents decreased from the prior quarter due mainly to the repurchase of 1.6 million shares of common stock and annual incentive plan payouts for fiscal 2005.
Accounts receivable were $464 million and days’ sales outstanding (DSOs) were 76 days at December 31, 2005, compared to $471 million and 76 days at September 30, 2005. Inventories were $365 million and inventory turns were 4.4x at December 31, 2005, compared to $353 million and 4.6x at September 30, 2005.
Total debt outstanding and debt to capital were $311 million and 16.8% at December 31, 2005, compared to $303 million and 16.3% at September 30, 2005. Debt to capital increased primarily due to the repurchase of 1.6 million common shares.
Cash used from operations was $1.8 million in the first quarter, compared to cash used from operations of $10.9 million in the prior year quarter. Capital expenditures were $12.3 million in the first quarter compared to $14.0 million in the prior year quarter.
“Cash flow from operations improved compared to the prior year quarter, despite inventory builds related to the pending Orland Park, Illinois manufacturing facility relocation and investments to support a higher level of customer service,” said Faison. “The company’s entire supply chain is being redeveloped to be more supportive, flexible and responsive to our globally diversified customer base. We are committed to an improved supply chain and lower working capital requirements that will provide further financial flexibility to pursue additional share repurchases, debt reduction and corporate development activity.”
SECOND QUARTER FISCAL 2006 OUTLOOK
For the second quarter, sales are anticipated to range from $480 million to $510 million compared to $482 million in the prior year quarter, due mainly to higher Wireless Infrastructure sales, partially offset by an anticipated decline in sales of Satellite Communications products. The second fiscal quarter is historically a seasonally weaker quarter due mainly to lower sales of passive components such as antennas and RF cable.
Gross margin rate is anticipated to be consistent with the prior quarter due mainly to lower filter product line transition costs, a modest benefit from the August 2005 price increase on Heliax cable products, relatively flat commodity costs and relatively flat sales of E-911 geolocation product.
Total operating expenses are anticipated to modestly decrease on an absolute basis compared to the first quarter including approximately $1.0 million of stock option expense.
Excluding the $1.9 million benefit related to repatriation of foreign earnings in the first quarter, the company anticipates the effective tax rate to be consistent with the first quarter due mainly to a favorable geographic mix shift of earnings and a rate benefit from the permanent reinvestment of earnings in China.
One Company. A World of Solutions.

Earnings per share are anticipated to range from $0.05 to $0.08, including intangible amortization costs of approximately $0.02 per share and before any potential restructuring charges. Average diluted shares are anticipated to be approximately 160 million due mainly to the accounting effects on outstanding convertible debt.
Attached to this news release are preliminary unaudited financial statements for the first quarter fiscal 2006.
Conference Call Webcast
Andrew Corporation will host a conference call to discuss its first quarter fiscal 2006 financial results on Thursday, January 26, 2006, at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.
About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.
Forward-Looking Statements
Some of the statements in this news release, including those under the caption “Second Quarter Fiscal 2006 Outlook”, are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Non-GAAP Financial Measures
This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures improve the comparability of the financial results between periods. Below are reconciliations, of the non-
One Company. A World of Solutions.

GAAP financial measures used in this news release, for earnings per share and gross margin to the most directly comparable GAAP measures.

	Three Months Ended
	December 31,
	2005	2004
Reported GAAP Diluted Net Income per Share	$0.09	$0.02
Intangible amortization	0.02	0.03
Restructuring charges	0.00	0.01
Loss on sale of assets	0.01	—
Repatriation benefit	(0.01)	—
Tax settlement	—	(0.02)
Warranty provision	—	0.07

Adjusted Diluted Net Income per Share	$0.11	$0.11

	Three Months Ended
	Dec. 31,	% of	Sept. 30,	% of	Dec. 31,	% of
	2005	Sales	2005	Sales	2004	Sales
Reported GAAP Gross Profit	$117,006	22.7	$116,164	22.4	$91,160	19.2
Warranty provision	—	—	(3,200)	(0.6)	19,800	4.2
VAT reserve adjustment	—	—	(1,000)	(0.2)	—	—

Adjusted Gross Profit	$117,006	22.7%	$111,964	21.6%	$110,960	23.4%

- ENDS -
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 236-6507
News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 236-6568 or publicrelations@andrew.com
One Company. A World of Solutions.